Exhibit 99.1

IKON COMPLETES SALE OF $225 MILLION OF 73/4% SENIOR UNSECURED NOTES DUE 2015 AND ANNOUNCES CALL OF 5% CONVERTIBLE SUBORDINATED NOTES DUE 2007

FOR RELEASE: WEDNESDAY, SEPTEMBER 21, 2005

MALVERN, Pa. — IKON Office Solutions, Inc. (NYSE:IKN), the world’s largest independent channel for document management systems and solutions, announced today that it has completed the sale of $225 million aggregate principal amount of 73/4% Senior Unsecured Notes due 2015. IKON anticipates using the net proceeds from the sale of the notes to redeem all of its outstanding 5% Convertible Subordinated Notes due 2007 and for general corporate purposes.

IKON also announced today that it will redeem for cash all of its outstanding 5% Convertible Subordinated Notes due 2007. The redemption price is 102% of the principal amount thereof, together with accrued and unpaid interest to the redemption date of October 21, 2005. Holders retain the right to convert their 5% Convertible Subordinated Notes due 2007 into IKON common stock at any time before the close of business on October 21, 2005 at the conversion price of $15.03 per share.

A notice of redemption is being sent to all currently registered holders of the 5% Convertible Subordinated Notes due 2007 by the trustee for the notes, Deutsche Bank Trust Company Americas. Copies of the notice of redemption and additional information relating to the procedure for redemption may be obtained from Deutsche Bank Trust Company Americas by calling 1-800-735-7777.

The 73/4% Senior Unsecured Notes due 2015 were offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States pursuant to Regulation S under the Securities Act. The notes have not been and will not be registered under the Securities Act or any state securities laws. Therefore, the notes may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements under the Securities Act and any applicable state securities laws.

This news release does not constitute an offer to sell, or the solicitation of an offer to buy, the 73/4% Senior Unsecured Notes due 2015.

About IKON

IKON Office Solutions, Inc. (www.ikon.com), the world’s largest independent channel for copier, printer and MFP technologies, delivers integrated document management solutions and systems, enabling customers worldwide to improve document workflow and increase efficiency. IKON integrates best-in-class systems from leading manufacturers, such as Canon, Ricoh, Konica Minolta, EFI and HP, and document management software from companies like Captaris, EMC (Documentum), Kofax and others, to deliver tailored, high-value solutions implemented and supported by its global services organization—IKON Enterprise Services. With Fiscal 2004 revenues of $4.6 billion, IKON has approximately 26,000 employees in 450 locations throughout North America and Western Europe.

This news release includes information that may constitute forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include, but are not limited to, statements relating to the sale of the 73/4% Senior Unsecured Notes due 2015, the redemption of the outstanding 5% Convertible Subordinated Notes due 2007 and the anticipated use of proceeds. Although IKON believes the expectations contained in such forward-looking statements are reasonable, it can give no assurances that such expectations will prove correct. Such forward-looking statements are based upon management’s current plans or expectations and are subject to a number of risks and uncertainties, including, but not limited to: risks and uncertainties relating to conducting operations in a competitive environment and a changing industry; risks and uncertainties associated with existing or future supplier relationships; risks and uncertainties associated with IKON’s relationship with General Electric Capital Corporation; and general economic conditions. Certain additional risks and uncertainties are set forth in IKON’s 2004 Annual Report on Form 10-K/A and subsequent quarterly reports on Form 10-Q/A or 10-Q, as applicable, filed with the Securities and Exchange Commission. As a consequence of these and other risks and uncertainties, IKON’s current plans, anticipated actions and future financial condition and results may differ materially from those expressed in any forward-looking statements.

GIKN
# # #